Exhibit 10.36

Contract Number:
Form of Oil Well Repair and Water Pump Examination Contract
Party A: MI Energy Corporation (hereinafter referred to as Party A)
Party B: Jilin Guotai Petroleum Development Company (hereinafter referred to as Party B)
Date of Execution:
Place of Execution: Songyuan City, Jilin Province
1. General Provisions
1.1 In accordance with the laws and regulations, such as the Contract Law of the People’s Republic of China, and based on the principles of willingness, fairness, equality and mutual benefits and good faith, the parties have, after consultation, entered into this Contract in respect of matters relating to the contracting of a project of major and minor overhauls and inspection of pumps in oil and water wells from the Daan, Moliqing and Miaosan Oil Fields Project Department of Party A to Party B.
1.2 Party B must have the qualifications necessary for this project so as to meet the requirements of Party A with regard to the major overhaul of oil fields in the aspects of human resources allocation, facilities and equipment, and technological strength. It must adopt advanced and reasonable technologies and management according to the requirements of project design of Party A and must organize the construction operation of major overhaul of oil wells based on the timetable of Party A to ensure that the work can be done as scheduled and according to the quality and quantity required.
2. Definitions and Interpretation
2.1 Downhole Operation means the process which requires to inspect and replace pumps in oil and water wells, and to replace damaged oil suck rods, oil pipes, double pipes and pumps by making use of special equipment, tools and methods so as to resume the normal production of oil and water wells.
2.2 Major Overhaul of Oil and Water Well means technological measures, such as the washover or grinding of complex downhole junks, reshaping and resetting of any part of double pipes that have been deformed, repair and replacement of broken double pipes, introduction of a retirement, inspection and stemming system for oil and water wells, clearing away of oil and water wells which are artificially deep, which are known as major overhaul.
2.3 Minor Overhaul of Oil and Water Well generally means downhole operations, such as the inspection of pumps, removal of waxes, dusts and salts from movable tube columns, fishing of downhole junks, and well washing and sand flushing, which are known as minor overhaul.

2.4 Contract Price means the costs paid by an employer to a contractor who completes all projects contracted pursuant to this Contract, as well as any other amounts as agreed upon by the parties.
2.5 Construction Site means the premises provided by an employer for construction, as well as any other premises specifically designated by a contractor in project designs for construction.
3. Scope of Contracting Project
Construction of a project of major and minor overhauls and inspection of pumps in oil and water wells for the Daan, Moliqing and Miaosan Oil Fields Project Department of Party A.
4. Term of this Contract and Construction Period
One year
5. Quality Standards and Technical Requirements
5.1 The national standards for petroleum and natural gas industries shall be adopted.
The technical regulations shall be adopted in accordance with the existing standards of China National Petroleum Corporation. In the event of any discrepancy between the standards and the design for well repair, the design for well repair shall prevail.
5.2 The well position for construction shall be identical to the well position stated in the design.
5.3 Party A shall provide the design for major overhaul of such well, and shall state the incidents of the well in a detailed and accurate manner. Party B shall organize the construction strictly according to the project design and must ensure that the project is up to the standard.
5.4 The information provided by Party B with respect to the construction shall be complete, accurate, clear, standardized and neatly.
6. Inspection and Acceptance upon Completion of the Project, its Handover, Budget and Maintenance and Repair
6.1 Inspection and acceptance of the project
Inspection and acceptance shall be done within 2 working days after the completion of a single well project. Party B shall notify Party A to carry out the inspection and acceptance and Party A shall carry out the inspection and acceptance pursuant to the quality standards set forth in Article 5 hereof. The parties shall complete the formalities in relation to the handover of the project after the inspection and acceptance. The handover letter shall be executed in 2 original copies and each of Party A and Party B shall keep 1 copy. The handover letter shall become effective after it is signed by the parties and quality supervisors.
6.2 Maintenance and repair of the project

6.2.1 Scope of maintenance and repair: the project of major and minor overhauls and inspection of pumps in oil wells as confirmed by this Contract.
6.2.2 Duration of maintenance and repair: 90 days for major overhaul, 30 days for minor overhaul, both starting from the completion of wells and the commencement of oil pumping from them.
6.3 Party B shall be responsible for any quality defects and incidents arising out of the construction at its own expenses.
7. Agreement on the Contract Price
7.1 Taxes shall be included in the Contract Price.
7.1.1 Price of the major overhaul: please refer to the price list of major overhaul attached hereto.
7.1.2 Price of the minor overhaul and fracturing:
The standard price per well-time specified herein shall be as follows: RMB18,000 per well-time for Daan Project Department, RMB16,000 per well-time for Miaosan Project Department and RMB35,000 per well-time for Moliqing Project Department (the price of Moliqing includes the costs in relation to the inspection of pumps and the transportation for inspection). An environmental protection fee of RMB2,900 shall be added for single wells. Save for any force majeure, if Party B, after the preparation of fracturing, waits for 3 days or more due to the fault of Party A (such as waiting for proposals or fracturing teams), the fee will increase 0.2 well-time per day for single wells for each day overdue thereafter, subject to a maximum of 1 per well-time. Party B shall, upon receipt of the operation design, enter into the Construction Site for construction within 3 days (including the 3rd day). The fee received by Party B will be deducted by 0.2 well-time per day for each day overdue thereafter, subject to a maximum of 1 standard well-time or Party A shall be entitled to specify other teams to commence the construction.
The price of fracturing is set out in the schedule of this Contract.
7.1.3 Price of the inspection and repair of deep well pump:

Inspection and Testing of New Pump (RMB / Pump)	Inspection and Repair of Old Pump (RMB / Pump)	Major Overhaul of Old Pump (RMB / Pump)	Cost of Receipt and Delivery of Pump (RMB / Pump)

500	800	1500	Daan	Miaosan
			200	300
7.2.1 The amount of work on which price is determined by this Contract shall be based on the actual amount of work confirmed by way of signature by Party A at the Construction Site.
7.2.2 In the event of any procedures other than the scope agreed upon by the parties, the fees will be increased accordingly, subject to the signature of the personnel of Party A at the Construction Site.

7.3 Party B shall carry out the construction strictly in accordance with the design of single wells (please refer to a separate edition of the “Project Design for Major Overhaul of Oil Wells” attached as an exhibit hereto). Prior to the commencement of each procedure, no construction shall be carried out unless it is confirmed, approved and signed by the supervisors of Party A at the Construction Site. All formalities in relation to settlement shall be dealt with after the project is fully completed, and the inspection and acceptance is done and a certificate is issued by the supervisors of Party A at the Construction Site.
8. Method for the Settlement of Payment
8.1 Settlement method
After the single wells of this project are completed, and inspected and accepted by Party A at the Construction Site, the settlement shall be made on the basis of the amount of work certified by way of signature by the supervisors of Party A at the Construction Site.
8.2 When the settlement of payment is made in respect of the project, Party B shall produce the relevant information, such as contracts, formal invoices with full amount, and the inspection and acceptance certificate certified by signature at the Construction Site.
8.3 The Contract Price shall be settled in full within 6 months from the date on which single wells are charged to an account after their inspection and acceptance.
9. Supply of Construction Materials and Equipment
9.1 Materials and equipment supplied by Party A:
Oil pumping unit, oil pipes, oil suck rods, christmas tree, packing boxes, packing, and deep well pumps.
9.2 Materials and equipment supplied by Party B:
Ancillary equipment and materials necessary for major and minor overhauls.
To ensure the quality of construction and to avoid any loss suffered by Party A, Party B must provide qualified and effective pipes for fracturing, well mouths which prevent spraying, high pressure pipe joints and other ancillary downhole tools.
9.3 Party A and Party B shall provide each other with product qualification certificates and certificates for the qualify of materials in respect of construction materials and equipment, and shall complete the formalities in relation to the handover of materials and equipment. No unqualified products shall be used in the project.
10. Modification of the Design
10.1 Party B shall not amend and modify the project design and the design of construction organization without authorization. Party A may modify the design by giving written notice to Party B according to the actual needs of its production before Party B carries out any key construction process.
10.2 If Party B discovers any error or anything that is seriously unreasonable in the design during the construction, it shall notify Party A in a timely manner. After Party A confirms and agrees to modify the project design, Party B shall carry out the construction according to the amended or modified design.
10.3 In the event of any increase or decrease of procedures due to any change in downhole situation, Party B shall prepare a supplemental design in writing and implement it after being confirmed and approved by Party A.
11. Rights and Obligations of the Parties
11.1 Rights and obligations of Party A
11.1.1 Party A shall have the right to review and inspect the equipment and technological strength of Party B. It shall also have the right to request Party B to make replacement or adjustment by the deadline in respect of the equipment whose normal operation for production cannot be maintained, unqualified tools and the employees who do not have the qualifications for positions and are incompetent for jobs.
11.1.2 Party A shall have the right to request Party B to stop using any unqualified products or any products that are expressly prohibited by the State for use during the construction and to make rectification by the deadline.
11.1.3 Party A shall have the right to request Party B to adopt new processes and technologies for Downhole Operation as recognized by the parties.
11.1.4 Party A shall have the right to appoint Downhole Operation supervisors to supervise the Construction Site, and to supervise and inspect around the clock the construction organizations of Downhole Operation, their construction progress and quality of safety.
11.1.5 Party A shall have the right to order any organization which refuses to carry out orders from supervisors to cease operation for reorganization. Such organization shall be liable for making compensation for any loss of property suffered by Party A.
11.1.6 Party A shall have the right to assess, inspect and accept information of any wells under construction, its summary and quality according to the requirements of the design. If there is any well which fails to meet the requirements of the design, Party A shall refuse to carry out inspection and acceptance or request the construction organization concerned to return for rectification.
11.1.7 Party A shall provide Party B with the well number of single wells and geological design of Downhole Operation at least 3 days prior to the commencement of construction, and shall be responsible for the basic data of geological design and the accuracy of details of incidents happened inside the wells. It shall also provide the technicians of Party B with technical explanation for all technologies involved and shall accept any enquiries in respect thereof at all times.
11.1.8 Party A shall provide Party B with all equipment, materials and tools that are necessary for construction operation according to the requirements of the design and in a timely manner, and shall ensure the quality of materials and the good operating condition of equipment.
11.1.9 Party A shall provide Party B with information and assurance measures that are necessary for construction operation, such as the history of wells in operation, structures of downhole columns, current situation of double pipes, and pressure of neighboring wells, and closure of neighboring water-injection wells.
11.1.10 Party B shall hand over wells to Party A within 2 days after the completion of construction. Party A shall send representatives to the Construction Site within 2 days to do the handover and shall not delay nor refuse to accept the wells without cause. Otherwise, Party A shall pay to Party B any loss suffered by it due to the suspension of construction.
11.1.11 Party A shall notify Party B of any change in design at least 4 hours in advance.
11.1.12 Party A shall provide Party B with the operation site and working environment as required in construction operation, and shall coordinate the collaboration between Party B and local bodies during the construction.
11.1.13 Party A shall designate rural roads for Party B to go into the production and operation zone and shall be responsible for coordination in respect thereof. It shall requisite any land that is necessary for construction operation and shall ensure the normal passage of Party B’s vehicles within the given scope of use. It shall provide such conditions as the supply of water and electricity that are necessary for construction with consideration. Party A shall be required to provide Party B with a mud pool with the dimension of 6*8*2 cubic meters.
11.1.14 Party A shall pay the construction cost hereunder after the inspection and acceptance of the project.
11.1.15 Settlement shall be made if it is confirmed that the return of Party B for rectification is due to the following reasons of Party A:
The return for rectification due to the quality of pipes, rods and pumps.
The return for rectification due to the problem of pumps caused by a lack of sand flushing and well washing of fracturing wells.
The return for rectification due to the leakage of new pumps after the production of liquid for 24 hours.
The return for rectification due to broken rods after the production of liquid for 24 hours.
The return for rectification due to the leakage of pipes after the production of liquid for 72 hours.
The return for rectification due to the disconnection between pipes and machineries.
The return for rectification due to the reasons such as the suspension of power supply, maintenance and repair of equipment and suspension of wells for use.
The return for rectification due to improper adjustment to work system.
11.2 Rights and Obligations of Party B

11.2.1 Party B shall have the right to request Party A to provide any necessary construction operation conditions and operation environment, and any necessary technological information and the relevant documents.
11.2.2 Party B shall have the right to refuse to take any order given by the supervisors of Party A at the Construction Site that is in violation of rules and regulations.
11.2.3 The operation teams of Party B must enter into the production and operation zone according to the rural roads designated by Party A, and shall carry out construction and operation within the stipulated areas. Party B shall have the right to refuse to use any downhole materials, components and drilling tools provided by Party A that do not meet the requirements of the design and the relevant standards.
11.2.4 Party B shall have the right to request Party A to pay the construction cost in connection with the completion of wells hereunder.
11.2.5 Party B shall be responsible for the organization of production, quality management of construction, safety management, environmental protection and the recordation of the relevant information.
11.2.6 Party B shall ensure that equipment and other professional construction equipment and tools are in good conditions at all times, and shall carry out regular inspection, maintenance and repair according to the relevant requirements.
11.2.7 Where unusual circumstances, such as the leakage of wells and overflow from well mouth, occur at any time during the operation, Party B shall take emergency measures immediately and keep detailed records thereof, and shall report the same to Party A at once.
11.2.8 In the event of quality problem of any wells under construction, Party B shall deal with it within 3 days at its own expenses.
11.2.9 If the return for rectification is required during the period of maintenance and repair and it is confirmed that this is the result of the fault of Party B, Party B shall be responsible for it and bear any cost associated therewith.
11.2.10 During the performance of this Contract, Party B shall protect and take good care of the property of Party A, such as its facilities and equipment.
11.2.11 Party B shall accept the supervision, checking, inspection and acceptance of Party A, and shall strictly carry out any orders given by the supervisors of Party A pursuant to the requirements of this Contract or the standards of petroleum industry.
11.2.12 Party B shall maintain a comprehensive range of well control equipment and fire fighting apparatus in good condition during the construction, and shall formulate safety production plans.
11.2.13 Party B shall report the operation to Party A in a timely manner, complete the recordation and organization of information during the operation, obtain all data, records and samples of operation and other relevant information, and shall submit information and the relevant reports to Party A pursuant to this Contract.

11.2.14 Construction workers shall observe the rules and regulations of the operation zone of Party A with regard to the production, living, environmental protection and production management.
11.2.15 Party B must strictly observe the national laws and regulations with regard to the management of land and environmental protection during the construction, and shall be liable for making compensation for any loss in connection with the occupation of excessive lands or pollution due to the construction.
11.2.16 Party B shall be responsible for the transportation and safe-keeping of materials required during the operation, such as oil pipes, oil rods and oil pumping unit, from warehouses of Party A to the Construction Site.
11.2.17 No settlement shall be made if it is confirmed that the return of Party B for rectification is due to the following reasons of Party B:
The return for rectification due to the disconnection of pipes, rods and pumps.
The return for rectification due to the construction not according to the design.
The return for rectification due to the entering of ground substances into pump barrels caused by improper operation.
The return to the original site for rectification due to the leakage of columns.
The return for rectification due to the disconnection of pipes caused by improper anti-impact stroke.
The return for rectification due to the quality of Party B’s tools.
12. Safety Production and Environmental Protection
There is a separate safety and environmental protection contract in relation to the project of the major overhaul of oil and water wells under Daan Oilfield, Moliqing Oilfield and Miaosan Oilfield Project Department (Please refer to Exhibit 2 for details).
13. If there are other construction teams to work with Party B during the construction, Party A shall be responsible for coordinating the relationship of Party B with other construction teams. Party B shall resolve on its own any relationship with external parties due to its own fault during the construction.
14. Force Majeure
14.1 If the parties cannot perform this Contract due to serious fire, flood, typhoon, earthquake and various other disasters which, in the opinion of the parties, are far beyond human control, this Contract shall be extended for a period that is equivalent to the length of time this Contract is affected by such disasters.
14.2 If this Contract cannot be performed as scheduled or is unable to performed due to force majeure, all losses arising therefrom shall be borne by the parties, respectively.

14.3 In the event of any suspension of construction due to force majeure, Party A will not pay to Party B any cost for such period of suspension.
15. Liabilities for Breach
15.1 If any party does not perform its obligations hereunder or performs its obligations hereunder not in accordance with the requirements, it shall be liable for such breach, such as continuing to perform this Contract, taking remedial measures or making compensation for losses.
15.2 Party B shall indemnify Party A against any direct loss arising from incidents due to the fault of Party B during its organization of construction operation.
15.3 In the event that the collaboration of Party B with other parties is required with respect to state-or-art technology during the construction, Party B shall commence the construction only after the consent of Party A is obtained.
15.4 If the return for rectification of wells under construction is due to the fault of Party B, all costs in connection with the return for rectification shall be borne by Party B.
15.5 If the return for rectification of wells under construction is due to the defects in materials and equipment provided by Party A, all costs in connection with the return for rectification shall be borne by Party A.
15.6 If Party B violates the relevant requirement of downhole construction operation as agreed herein, and the supervisors of Party A at the Construction Site order it to make rectification but Party B fails to do so, Party B shall pay to Party A the default penalty that is equivalent to 5% of the Contract Price.
15.7 Party B shall indemnify Party A against any direct economic loss in connection with the environmental pollution from improper discharge due to the damage of oil and water wells, equipment and facilities caused by the fault of Party B.
15.8 During the Downhole Operation, Party B shall be liable for making compensation for any loss or damage of oil extraction equipment, drilling tools, oil pipes and oil rods that are kept by it but provided by Party A.
15.9 If it is found clearly after investigation that the return for rectification of procedures is not due to the fault of Party B, any cost in connection with the return for rectification shall be borne by Party A.
If Party B willfully withholds any facts or damages, or fabricates evidence, any cost in connection with the return for rectification shall be solely borne by it. Party B shall also pay to Party A the default penalty of RMB5,000.
15.10 If wells cannot be handed over by the deadline as agreed herein due to human factors of Party B and unreasonable operation (except for special circumstances as evidenced by supervisors), Party B shall pay to Party A the default penalty that is equivalent to 1% of the Contract Price on a daily basis for each day overdue.

15.11 Party B who fails to meet the quality standards and technical requirements as agreed herein in terms of construction quality shall pay to Party A the default penalty that is equivalent to 20% of the Contract Price.
15.12 Construction period can be extended if Party A fails to provide the approved project design within the time required or the construction of Party B is affected due to the other reasons of Party A.
Party B who fails to organize the construction within the time required shall pay to the other party the default penalty that is equivalent to 1% of the construction price on a daily basis for each day overdue.
15.13 When Party B drives according to the rural roads designated by Party A to enter into the production operation zone and is therefore intercepted or obstructed, Party A shall coordinate in respect thereof, and the construction period, if so affected, shall be extended accordingly. If Party B is intercepted or obstructed due to its failure to drive according to the rural roads designated by Party A, Party B shall resolve it on its own. It shall also be liable for making compensation in respect thereof but the construction period shall not be extended. Party B who occupies a land that exceeds the specified areas during the construction shall be liable for making compensation. If Party B, however, carries out the construction in the same area, it may apply the principles of “reduction of and compensation for the areas occupied by it for construction”, which means that the areas reduced in other well positions can be used to compensate for any excessive areas occupied by it. Party B shall be liable for any damages to road facilities, bridges, or crops due to its fault.
15.14 Any loss arising out of flood on the property of the residents outside the scope of construction operation as agreed upon by the parties shall be borne by Party B.
15.15 Party B shall be liable for making compensation for any delay in construction period or any damages to the facilities or equipment of Party A due to the fault of Party B.
15.16 Party B shall be liable for making compensation for any pollution in connection with the failure on the part of Party B to clean up the Construction Site in a timely manner or thoroughly after the completion of construction.
15.17 Party B shall be responsible for the deformation of double pipes in any other position inside wells, drill jamming, and secondary junks resulting from Party B’s subsequent operation during the construction, and Party A shall not bear any cost in respect thereof. Party B shall be liable for making compensation for any economic loss suffered by Party A arising therefrom.
16. Any matter not covered herein shall be determined by the parties through consultation in accordance with the national laws, regulations and the relevant requirements and a supplemental agreement shall be separately made in respect thereof. The supplemental agreement shall have the same legal effect as this Contract.
17. Disputes Resolution
17.1 In the event of any disputes arisen during the performance of this Contract, the parties shall resolve it through consultation in a timely manner.

17.2 If no agreement can be reached through consultation, the parties may bring a legal action to the People’s court of Songyuan City according to laws.
18. Effectiveness of this Contract
18.1 This Contract shall become effective after it is signed by the respective legal representative (person-in-charge) or authorized representative of Party A and Party B and affixed with the chop exclusively for contracts.
19. This Contract contains:
Exhibit 1 Project Design for Major Overhaul of Oil and Water Wells (separate edition)
Exhibit 2 Safety and Environmental Protection Contract for the Project of Major Overhaul of Oil and Water Wells
20. This Contract is executed in 5 originals. Party A shall keep 3 copies whereas Party B shall keep 2 copies. All of them shall have the same legal effect.

Party A	Party B
Contract Number:

Exhibit 2
Safety and Environmental Protection Contract for the Project of Major Overhaul of Oil
and Water Wells
Employer: MI Energy Corporation (hereinafter referred to as Party A)
Contractor: Jilin Guotai Petroleum Development Company (hereinafter referred to as Party B)
Date of Execution:
Place of Execution: Songyuan City, Jilin Province
In accordance with the Contract Law of the People’s Republic of China, the Safety Production Law of the People’s Republic of China, the Environmental Protection Law of the People’s Republic of China, as well as the other national laws, regulations and standards with regard to safety production and management, and based on the principles of equality and mutual benefits, and unanimous agreement, Party A and Party B referred to in the Contract for Well Drilling Project have entered into this Contract in respect of any safety matters of the master contract as follows:
1. Definition and Interpretation
1.1 Breach of Contracts, Regulations and Rules means any act of the parties to the Safety Contract that is in violation of laws and regulations, safety regulations and standards, and safety rules and regulations.
1.2 Incidents means any events of cessation of work, loss of the relevant property, economic loss and personal death and injury due to the fault of the parties hereto or force majeure within the scope required by the Safety Contract.
1.3 Force Majeure means any objective circumstances which are not foreseeable, unavoidable and cannot be overcome by the parties hereto, including, natural disasters such as earthquake, flood, thunder, snow or wind storm, as well as social events such as war, strike, and destructive acts done by any persons other than the parties hereto.
1.4 Health and Safety Environment Book means the book in which the contractor describes any existing dangers and harms to health and safety environment with respect to important and highly dangerous equipment or activities, and which contains any measures taken by the contractor to control such dangers and harms to the level acceptable to the State and industry standards.
2. Overview of the Project Operation
2.1 Name of the Construction: Project of major and minor overhauls and inspection of pumps in oil and water wells.
2.2 Workload of the Construction: subject to the construction design of such well.

2.3 Duration of the Construction: pursuant to the main contract
2.4 Coverage of the Construction: subject to the construction design of single wells in such project.
3. Rights and Obligations of the Parties
3.1 Rights and Obligations of Party A
3.1.1 Party A shall have the right to request Party B to establish a safety organization, strictly implement safety production regulations and standards, observe safety production rules and regulations, and rules of safety operation, control the source of dangers, and to adopt skillfully preventive measures against Incidents and contingency plans for Incidents.
3.1.2 Party A shall have the right to request Party B to perform its responsibility of safety production, and shall supervise its performance of such responsibility.
3.1.3 Party A shall have the right to request Party B to maintain the relevant safety production facilities, equipment and instruments in good condition.
3.1.4 Party A shall have the right to supervise the safety of the equipment and facilities leased by Party B for use.
3.1.5 Party A shall have the right to supervise the safety operation of Party B’s Construction Site.
3.1.6 Upon the occurrence of any Incident of Party B, Party A shall have the right to participate in investigations into the Incident, and to conduct statistics and report to the higher level in respect of the Incident of Party B in accordance with the requirements of PetroChina Company Limited.
3.1.7 If Party A discovers the safety and environmental protection issues of Party B during its supervision of well overhaul, Party A shall have the right to order Party B to cease construction, carry out rectification within the specified period and to adopt measures such as deduction of payment as punishment.
3.1.8 Party A shall have the right to request Party B to strictly implement the laws, regulations and standards with respect to environmental protection. It shall also have the right to request Party B to make compensation for all Incidents of environmental pollution caused by the factors such as the problems of equipment, facilities or operation and management of Party B.
3.2 Obligations of Party A
3.2.1 Party A shall consistently adopt the safety production approach of “Safety Comes First with Prevention as Main Focus”, seriously implement the relevant laws, regulations and standards, and shall set up a well-established safety production rules and regulations.
3.2.2 Party A shall examine and review the safety performance and qualifications of Party B according to the requirements, and shall examine and review, file and keep confidential the Health and Safety Environment Book prepared by Party B for operation projects.

3.2.3 Party A shall define clearly to Party B the extent of construction operation zones, the timetable of operations, source of dangers and safety management requirements, and shall provide Party B with the conditions of safety and environmental protection as required in the construction contract as a way of support.
3.2.4 Upon the occurrence of Incidents, Party A shall actively organize rescue actions to prevent Incidents from escalation, and shall report the same in accordance with the relevant requirements of the joint stock company.
3.2.5 Party A shall, upon request from Party B, provide it with information relating to safety and environmental protection.
3.2.6 Party A shall provide Party B with information that is necessary for construction design.
3.2.8 Party A shall be under an obligation to provide Party B with well fields, well positions and roads that are in compliance with the requirements of the Safety and Environmental Protection Regulations, and shall meet the construction requirements for well overhauls.
3.3 Rights of Party B
3.3.1 Party B shall have the right to make reasonable recommendations and suggestions on improvement in respect of the safety and environmental protection work of Party A.
3.3.2 In the course of operation, Party B shall have the right to refuse to take any instruction of Party A that is in violation of rules and regulations and orders Party B to carry out operation at risk. Party B shall have the right to report and complain any attacks and retaliations arising therefrom to the relevant departments.
3.3.3 Party B shall have the right to request Party A to provide safety and environmental protection conditions that are suitable for the construction operation of well drilling, as well as environmental protection information and environment pursuant to the Contract.
3.3.4 In the event of any unavoidable emergency which would materially endanger the safety of Party B, Party B shall have the right to adopt any measures that are necessary to avoid risks.
3.3.5 Party B shall have the right to request Party A to provide information relating to safety, and shall have the right to claim compensation from Party A for any loss relating to safety and environmental protection due to the fault of Party A.
3.4 Obligations of Party B:
3.4.1 Party B must improve the safety organization, establish safety production responsibility system, prepare the Health and Safety Environment Book in respect of construction operation projects, be equipped with necessary labor protection products, and must implement the relevant rules and regulations of Party A.
3.4.2 Party B shall organize safety inspection according to the requirements. If any unsafe and hidden dangers and material risks are found in the course of operation, Party B shall adopt effective measures to deal with them actively and report to Party A.

3.4.3 In the event of any Incidents, Party B shall actively take rescue actions, submit to unified instructions, prevent Incidents from escalation, and report the same according to the requirements of Party A.
3.4.4 Party B shall maintain the relevant safety production facilities, equipment and appliances.
3.4.5 Party B shall provide trainings on safety education for operating workers so that they will have the required safety awareness and skills; special operating workers shall possess the required qualification certificates.
3.4.6 Party B shall not purchase nor use any raw materials, equipment, devices, protection products, appliances, and safety inspection instruments that do not meet the requirements of the State and the industry standards.
3.4.7 The qualifications of any sub-contractor employed by Party B shall be recognized Party A, and such sub-contractor shall have qualifications for construction and safety to undertake engineering service projects. Construction workers engaged in special operation must receive professional training and obtain qualification certificates for special operation. Party B shall be liable for the safety of any sub-contractors employed by it and Party A will not deal with the sub-contractors employed by Party B directly.
3.4.8 If the safety production of oil fields is affected due to any destruction by Party B of power supply facilities, pipes and networks, and roads in oil fields during the overhaul of wells, Party B shall deal with it in a timely manner according to the requirements. Party B shall also be liable for making compensation for any economic loss arising therefrom.
3.4.9 After the overhaul of wells but before departure from the site, Party B shall clean up all wastes and pollutants (excluding waste mud and rock fragments) at well fields under construction. Otherwise, all economic losses and legal liabilities in connection with pollution arising therefrom shall be borne by Party B.
3.4.10 In the case of any use of fire within the area of well fields during the overhaul of wells, any formalities in relation to the use of fire shall be completed according to the relevant requirements of Party A, and fire prevention measures shall also be implemented according to the relevant requirements of Party B.
3.4.11 Party B shall draw up plans for wells control and take anti-spraying measures before the overhaul of wells is made up to oil layer.
4. Investigation of Incidents
If any safety Incident relating to Party A occurs during the performance of the master contract, any liabilities in relation thereto shall be determined by an Incident investigation in which the professionals of Party A and Party B are participated. Such Incident investigation shall be conducted in accordance with the relevant requirements of the State, PetroChina Company Limited and China National Petroleum Corporation.
5. Liabilities for and Dealing with Breach of Contract
5.1 If no safety Incident is resulted due to the breach of this Contract by Party A or Party B, the defaulting party shall be liable for such breach. Any loss arising from the non-

compliance with the requirements of safety and environmental protection due to the provision by Party A of well fields, well positions and roads shall be borne by Party A.
5.2 If a well blowout or well kick occurs during the overhaul of wells by Party B because of the fault of Party A, the liabilities for environmental pollution arising therefrom shall be borne by Party A.
5.3 In the event of any Incidents, Party A and Party B shall be under an obligation to offer emergency rescue and disaster relief. All costs in connection therewith shall be borne by the party who is held responsible for such Incidents.
5.4 The liabilities for any Incidents occurred shall be determined by the investigation of Incidents. The Incident report and investigation shall be made in accordance with the relevant requirements of the State, PetroChina Company Limited and China National Petroleum Corporation.
5.5 Party A shall be fully liable for any Incidents caused by its breach, and shall pursue liabilities from the relevant personnel and report the same to the higher level according to the requirements.
5.6 Party B shall be fully liable for any Incidents caused by its breach, and shall pursue liabilities from the relevant personnel and report the same to Party A according to the requirements. Party B shall be liable for any Incidents in connection with the quality of its construction.
5.7 Party B shall be liable for making compensation for all environmental pollutions caused by its non-compliance with environmental protection requirements or free disposal of pollutants at the place designated by Party A or failure to adopt anti-spraying measures during construction.
5.8 If the destruction of vegetation and environmental pollution are due to the failure on the part of Party B to carry out its construction within the scope of construction operation as designated by Party A or to drive along the routes as specified by Party A, Party B shall be liable for making compensation in this regard. If, however, the destruction of vegetation and environmental pollution are due to the fact that Party B carries out its construction within the scope of construction operation as designated by Party A or drives along the routes as specified by Party A, Party A shall be liable for making compensation in this regard.
5.9 Party B must formulate safety production and environmental protection measures. Employees must have qualifications, and must carry out construction or offer services pursuant to safety standards. They must actively make rectifications for any existing safety hazard. Otherwise, Party B shall be fully liable for it.
5.10 Upon the occurrence of any Incidents, Party B shall not practice fraud, withhold the truth without reporting, delay in reporting or making false report. Otherwise, Party B shall be fully liable for it .
5.11 When both Party A and Party B are held responsible for an Incident, they shall be liable for it according to their respective responsibilities. In the event of any dispute over their respective responsibilities, they may refer it to the department at the next level for mediation or bring an action to judicial authorities.

6. Force Majeure
If any Incident in connection with construction operation under the master contract and any loss arising therefrom are resulted due to force majeure, each of the parties hereto shall be liable for such losses pursuant to their mutual agreement in the master contract.
7. Term of the Contract
The term of this Contract shall be consistent with that of the master contract. If the term of the master contract is required to change for any reasons, the term of this Contract shall be changed in the same way as that of the master contract.
8. Modification, Discharge or Termination of the Contract
This Contract shall have the same legal effect as the master contract. It shall be modified, discharged or terminated simultaneously when the master contract is modified, discharged or terminated.
9. Insurance
The insurance of work-related injuries for any construction workers employed by Party B in this project shall be solely borne by Party B.
10. Disputes Resolution
Any disputes arisen during the performance of this Contract shall be resolved pursuant to the disputes resolution method set forth in the master contract.
11. Bye-laws
11.1 This Contract shall become effective after it is signed by the respective legal representative or authorized representative of Party A and Party B and affixed with the chop exclusively for contracts.
11.2 This Contract is executed in 5 originals. Party A shall keep 3 copies whereas Party B shall keep 2 copies. All of them shall have the same legal effect.
11.3 This Contract shall become effective simultaneously with the master contract, and shall form a part of the master contract.

Party A	Party B

Attachment 1
Implementing Rules for the Assessment of Safety Management
of Party B’s Construction Teams

Prepared by	Reviewed by	Approved
To adopt the safety production approach of “Safety Comes First with Prevention as Main Focus, and Integrated Approach for Management”, strengthen the supervision of safety and assessment of external construction teams and to prevent any accidents and incidents from happening, these Implementing Rules are hereby formulated in accordance with MI/QHSE CX18-2006A (Procedures for the Management of Safety Production) as follows:
1. All external construction teams must have the relevant qualifications and other certificates. Otherwise, they shall not be allowed to enter construction sites. They shall sign a construction master contract and a safety and environmental protection contract. External construction teams must have sufficient safety management staff pursuant to the requirements of the Safety Production Law, and must establish a well-established and effective HSE system. Operating workers shall only take part in normal construction after receiving necessary safety training and education. Otherwise, they shall be prohibited from all construction operations.
2. All construction workers of an external construction team must strictly implement all rules and regulations with respect to safety production. They must unconditionally accept the administration of the safety management staff of MI Energy Corporation. Any construction worker who does not submit to the administration shall not be allowed for participating in construction, and will be imposed an economic penalty of RMB500 — RMB1,000, depending on the seriousness of a case.
3. Construction workers shall be prohibited from carrying any fire and using naked fire within the area of oil and gas hazardous zones. Any construction worker who is found to do so will be imposed an economic penalty of RMB500 – RMB1,000 for being suspected of arson.
4. Construction workers shall put on labor protective gear according to the requirements. Otherwise, they will be imposed an economic penalty of RMB100 – RMB500 for breach of safety management requirements.
5. Unless with authorization, external construction workers shall be strictly prohibited from altering any production work flow inside stations, metering rooms and well mouths and move freely any equipment inside stations. Once it is found, they will be punished seriously. In addition to an economic penalty of RMB3,000 – RMB5,000, the defaulting party will not be allowed to enter any zones under the management of MI Energy Corporation again to carry out construction operations.
6. Any construction team who carries out any operation in relation to the use of fire within construction sites must strictly implement the licensing system for the use of fire and operation ticket system, both of which require that a construction team shall equip with sufficient fire extinguishers of 8 kg and 35 kg within the designated zones, and shall adopt preventive measures properly. Any use of fire shall be strictly prohibited on the day with a wind speed at above level 5. The Company and the Safety and Environmental Protection Division of its Project Department will regularly go to construction sites to carry out safety inspection. Once it is found that any use of fire is in violation of rules and regulations, the construction team will be ordered to cease construction operation and imposed a penalty of RMB1,000 – RMB5,000.
7. No external construction teams shall affect the normal order of production of MI Energy Corporation. Any operation that requires the cessation of production or is likely to have effects on production must be reported to the leaders of MI Energy Corporation. An external construction team may only carry out construction operations after reporting to the leaders and obtaining the consent from the general control room of MI Energy Corporation. Otherwise, all impacts of unauthorized operation on the production shall be borne by the company to which the construction team belongs and any unauthorized construction worker will be imposed an economic penalty of RMB10,000 – RMB50,000 in this regard.
8. Each procedure of construction operations must be inspected and accepted by the personnel of the relevant departments of the Company before the next procedure commences, failing which, the construction shall not be allowed to continue and an economic penalty of RMB1,000 – RMB5,000 will be imposed on those who carry out construction without inspection. Any procedure that is not up to the quality standards must be repeated until it is inspected and accepted by the Company, and the next procedure shall only commence after the inspection and acceptance.
9. The place where an external construction team is stationed shall be 50 meters away from any oil and gas production zones. It shall strictly control the use of fire in daily life. Otherwise, all consequences resulting from its mismanagement shall be borne by the company to which the construction team belongs and an economic penalty of RMB500 – RMB1,000 will be imposed in respect thereof. In the case of any serious consequences, the Company will pursue criminal liabilities from the party who is responsible for it.
10. Any construction team entering into the zones of MI Energy Corporation shall place the relevant safety warning signs at construction sites in a reasonable, tidy and complete manner. Otherwise, an economic penalty of RMB100 – RMB500 will be imposed on it.
11. Power supply equipment and facilities shall be reasonably made in construction sites with good connection of all electrode lines. Unauthorized connection and arrangement of lines shall be strictly prohibited so as to prevent any leakage of electricity. An economic penalty of RMB1,000 – RMB3,000 will be imposed for those who violate such requirements.
12. Any team for the overhaul of wells shall equip with 8 fire extinguishers of 8kg and 4 fire extinguishers of 35kg during its operation in well fields. Other teams shall equip in accordance with the industry standards. Explosion-proof lamps must be used for lighting during construction at night and the installation thereof shall be in compliance with safety requirements.
Safety and Environmental Protection Division of MI Energy Corporation

Attachment 2
Implementing Rules for the Economic Assessment of Environmental Protection Work
of Party B’s Construction Teams

Prepared by	Reviewed by	Approved by
In order to better commence and strengthen our environmental protection work, these Implementing Rules are hereby formulated based on the principles of “Organization for Pre-construction, Supervision during Construction and Records for Post-construction” and in accordance with MI/QHSE CX16-2006A (Procedures for the Administration of Environmental Protection) and MI/QHSE CX22-2006A(Procedures for the Administration of Identification and Evaluation of Environmental Factors). We hereby explain certain detail questions in the Implementing Rules as follows:
Provisions for the administration of environmental protection concerning the site where the overhaul of wells is conducted:
All pollutants mainly produced at the site where downhole operation is conducted include: volatile hydrocarbon, vehicle emission, powder and dust, hydrogen sulfide, ground crude oil, waste water, waste acid, waste fracturing fluid, mud, sand, wax, salt, well blowout, and domestic waste, etc.
1. Seepage preventing films shall be laid down properly on the site prior to the overhaul of wells. If seepage prevention purpose cannot be served due to unqualified work, the amount of RMB500 – RMB3,000 will be deducted from the construction cost per well-time, depending the seriousness of a case.
2. The standards for laying down seepage preventing films are as follows: the requirement for pipe and rod racks is 12 * 12 meters, using 12 plastic films in transparent and light sea green color.
3. Upon completion of the operation, construction teams shall clean up the site according to the requirements and shall not leave any pollutants at the site. The amount of RMB3,000 will be deducted per well-time.
4. There shall be a square box for reclamation of waste water in cleaning and inspection operation and sand flushing operation. No waste fluid generating from such operations shall be splashed on the ground. Otherwise, the amount of RMB2,000 will be deducted per well-time for no reclamation of waste water.
5. No washout shall occur in well mouths during the operation of sand flushing. The amount of RMB1,000 will be deducted per well-time.
6. Domestic waste shall be discharged according to the standards. Those which can be reclaimed shall be reclaimed by category and those which cannot shall be buried deeply under the ground or moved out from the site. The amount of RMB1,000 / time will be deducted for any pollution due to no reclamation of domestic waste.

7. No settlement shall be made if a construction team does not follow any safety orders given by operation supervisors and carries out construction without permission. It will also be imposed a penalty of RMB500 – RMB1,000 in respect thereof.
8. The works described above shall be verified by the supervisors engaged in the overhaul of wells, who shall also make good records in respect thereof.
9. The Safety and Environmental Protection Division shall carry out random check at all times.
10. It is advised to use oil tank trucks or square boxes to collect waste water according to the standards for petroleum industry.
11. If farmland and grassland are carelessly crushed, the amount of RMB5,000 / time (for those who do not drive along the designated route) will be deducted by the safety personnel and operation supervisors of the Project Department.
12. When signing a contract with Party B, the Company shall incorporate any requirements with respect to environmental protection into such contract and shall make assessment on the basis thereof.
13. The Safety and Environmental Protection Division and the Project Department shall carry out random check at all times. If an operation supervisor engaged in the overhaul of wells is found to have an omission to act and does not perform his/her duty as supervisor according to the requirements, notice will be issued to such operation supervisor for imposing a penalty of RMB100 – RMB300 and this will be implemented by the Finance Department of the Company.
14. At the time of the handover of wells, the following shall be provided and recorded:
(1)	treatment of solid waste

(2)	leveling of well fields

(3)	cleaning of construction sites

(4)	any problem of pollution left behind
Safety and Environmental Protection Division of MI Energy Corporation